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                                                                    Exhibit 16.1

Securities and Exchange Commission
Washington, D.C. 20549

November 28, 2000

Ladies and Gentlemen:

We were previously principal accountants for Data Race, Inc. and, under the date of September 11, 2000, we reported on the financial statements of Data Race, Inc. as of June 30, 2000 and 1999 and for each of the years in the three-year period ended June 30, 2000. On November 20, 2000, we resigned. We have read Data Race's statements included under Item 4 of its Form 8-K dated November 28, 2000, and we agree with such statements.

Very truly yours,

KPMG LLP